Exhibit 99.1

Charles River Announces Second-Quarter 2008 Results

– Second-Quarter Sales Increase 14.5% to $352 Million –

– Second-Quarter GAAP EPS Increase 29% to $0.71

and Non-GAAP EPS Increase 23% to $0.79 –

– Raising 2008 Sales and Non-GAAP EPS Guidance, GAAP EPS Guidance Lowered –

– Agreement Signed to Acquire NewLab BioQuality AG –

– Increases Stock Repurchase Authorization by $200 Million –

WILMINGTON, Mass.--(BUSINESS WIRE)--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the second quarter and first six months of 2008. For the quarter, net sales increased 14.5% to $352.1 million from $307.4 million in the second quarter of 2007. Both the Research Models and Services (RMS) and Preclinical Services (PCS) business segments reported significantly higher sales, with the RMS segment showing particular strength due to continued demand from pharmaceutical and biotechnology companies. Foreign exchange contributed 4.1% to the net sales growth.

On a GAAP basis, net income for the second quarter of 2008 was $50.2 million, or $0.71 per diluted share, compared to $38.0 million, or $0.55 per diluted share, for the second quarter of 2007.

On a non-GAAP basis, net income was $55.4 million for the second quarter of 2008, compared to $43.8 million for the same period in 2007, an increase of 26.4%. Second-quarter diluted earnings per share on a non-GAAP basis were $0.79, an increase of 23.4% compared to $0.64 per share in the second quarter of 2007. Non-GAAP earnings per share in the second quarter of 2008 excluded $7.6 million of amortization of intangible assets related to acquisitions, a charge of $2.8 million primarily related to the Company’s disposition of its legacy preclinical facility in Worcester, Massachusetts, and a gain of $3.3 million as a result of the Company’s curtailment of its U.S. defined benefit pension plan. For the second quarter of 2007, non-GAAP results excluded $8.2 million of amortization of intangible assets and stock-based compensation related to acquisitions and a charge of $0.9 million related to the exit of the Worcester facility.

James C. Foster, Chairman, President and Chief Executive Officer, said, “A continuation of strong market demand for our broad portfolio of essential products and services enabled us to sustain our momentum in the second quarter. We believe that this demand will continue, as pharmaceutical and biotechnology customers maintain their focus on the discovery of new therapies and rely on Charles River’s scientific expertise to enhance the efficiency of their research. We are optimistic that we will effectively capitalize on these opportunities, as we increasingly provide the support which is crucial to our clients’ drug discovery and development efforts. Therefore, we are confident that we will achieve our increased sales and non-GAAP earnings guidance for 2008.”

Research Models and Services (RMS)

Sales for the RMS segment were $172.8 million in the second quarter of 2008, an increase of 20.2% from $143.8 million in the second quarter of 2007. Sales growth was broad based, with strong global demand from pharmaceutical and biotechnology companies for research models and services, as well as In Vitro Detection products.

In the second quarter of 2008, the RMS segment’s GAAP operating margin decreased to 30.2% compared to 31.5% in the second quarter of 2007. The decrease was due primarily to an increase in operating expenses in Japan, which are not expected to continue at that level, as well as a greater proportion of services in the sales mix. On a non-GAAP basis, which excluded charges of $0.6 million for acquisition-related amortization and $0.6 million for an asset impairment related to our Vaccine business in Mexico, the operating margin was 30.9% compared to 31.7% for the same period in the prior year. Non-GAAP results in the second quarter of 2007 excluded $0.4 million of amortization related to acquisitions.

Preclinical Services (PCS)

Second-quarter 2008 net sales for the PCS segment were $179.3 million, an increase of 9.6% from $163.6 million in the second quarter of 2007. Continuing strong demand for general and specialty toxicology services drove significantly higher sales at the Company’s U.S. flagship facilities in Massachusetts and Nevada, and Clinical Services Northwest benefited from demand for its Phase I services. The sales gains were partially offset by less favorable preclinical study mix and some study delays, as well as capacity constraints at other preclinical facilities.

The segment’s profits were affected, as expected, by the additional costs associated with the transition to the new preclinical facility in Nevada and the negative impact of foreign exchange in Canada resulted in lower operating margins for the PCS segment compared to the second quarter of 2007. The second-quarter 2008 GAAP operating margin declined to 16.1% from 16.8% in the same period in the prior year. On a non-GAAP basis, which excluded $7.0 million of acquisition-related amortization and a charge of $2.2 million associated with the Company’s disposition of its Worcester, Massachusetts facility, the operating margin declined to 21.2% from 22.0% in the second quarter of 2007. As expected, the second-quarter GAAP and non-GAAP operating margins improved sequentially from the first quarter of 2008 by 230 and 290 basis points respectively. The improvement was attributable primarily to improved margins in Nevada as that facility ramps up and Clinical Services Northwest, which benefited from higher sales.

Six-Month Results

For the first six months of 2008, net sales increased by 15.2% to $689.8 million, from $598.6 million in the same period in 2007. Foreign exchange contributed approximately 4.1% to the sales growth rate.

On a GAAP basis, net income was $95.3 million, or $1.35 per diluted share, for the first half of 2008, compared to $74.7 million, or $1.10 per diluted share, for the same period in 2007.

On a non-GAAP basis, net income for the first six months of 2008 was $106.2 million, or $1.51 per diluted share, compared to $87.0 million, or $1.28 per diluted share, for the same period in 2007. For the first six months of 2008, non-GAAP net income excluded $15.2 million of acquisition-related amortization, a charge of $3.5 million primarily related to the Company’s disposition of its Worcester, Massachusetts facility, and a gain of $3.3 million as a result of the Company’s pension curtailment. Non-GAAP net income for the first half of 2007 excluded acquisition-related charges of $16.1 million and charges of $1.7 million related to the exit of the Worcester facility.

Research Models and Services (RMS)

For the first six months of 2008, RMS net sales were $341.4 million, an increase of 19.0% from first-half 2007 net sales of $286.9 million. The RMS segment’s GAAP operating margin was 31.6% in the first half of 2008, compared to 32.2% for the year-ago period. On a non-GAAP basis, the operating margin was 32.1% compared to 32.4% in the first six months of 2007.

Preclinical Services (PCS)

For the first six months of 2008, PCS net sales were $348.4 million, an increase of 11.7% over first-half 2007 net sales of $311.8 million. On a GAAP basis, the PCS segment operating margin was 15.0% in the first half of 2008, compared to 16.3% in the year-ago period. On a non-GAAP basis, the operating margin was 19.8% in the first half of 2008 compared to 21.7% for the same period in 2007.

2008 Guidance

The Company is increasing its sales and non-GAAP earnings per share guidance and reducing GAAP earnings per share guidance for 2008. The reduction of GAAP earnings guidance is due primarily to a $0.04 charge for revaluation of a deferred tax asset for our convertible debt, due to a change in Massachusetts tax law. The charge will be excluded from non-GAAP results. The revised forward-looking guidance, which includes the anticipated acquisition of NewLab BioQuality AG by the end of the third quarter of 2008, is based on current foreign exchange rates.

2008 GUIDANCE	REVISED	PRIOR
Net sales growth	12% - 14%	10% - 13%
GAAP EPS estimate	$2.59 - $2.65	$2.59 - $2.69
Amortization of intangible assets	$0.30	$0.30
Revaluation of deferred tax asset, impairment and other charges	$0.07 - $0.08	$0.01 - $0.02
Gain on curtailment of U.S. defined benefit pension plan	($0.03)	($0.04)
Non-GAAP EPS estimate	$2.94 - $3.00	$2.87 - $2.97

Company to Acquire NewLab BioQuality AG

Charles River has entered into an agreement to acquire privately-held NewLab BioQuality AG (NewLab) for approximately $53 million in cash. NewLab, a Dusseldorf, Germany-based contract service organization, provides safety and quality control services to biopharmaceutical clients. NewLab is expected to achieve revenues in a range of $20-$23 million in 2008. The transaction is expected to close by the end of the third quarter of 2008, subject to customary regulatory approvals, and is expected to be neutral to earnings per share in 2008 and slightly accretive in 2009.

Charles River Biopharmaceutical Services, which provides services to support the development and manufacture of biologics, is a world leader in cell bank manufacture from research through full-scale production, and a premier provider of testing to determine the potency of biologics, of drug product release testing, and of clinical-scale vaccine manufacture. Complementing these services, NewLab enhances Charles River’s capabilities in process validation services, which mimic new manufacturing processes to verify that potentially hazardous contaminants have been removed; in consulting services, which help manufacturers meet regional Good Manufacturing Practice (GMP) guidance on new drugs; and assists in designing International Conference on Harmonisation (ICH)-compliant stability testing programs. Together, Charles River and NewLab expect to provide the most comprehensive service package in the biopharmaceutical industry at a time when biologic drugs are becoming an increasing proportion of therapeutics in development.

Board Increases Stock Repurchase Authorization

Charles River’s Board of Directors has increased the existing authorization for the repurchase of Charles River common stock by $200.0 million. In addition to the remaining balance of $30.7 million as of August 1, 2008, the amount currently available under the authorization is $230.7 million. The stock purchases will be made from time to time on the open market, through block trades or otherwise in compliance with Rule 10b-18 of the federal securities laws. Depending on market conditions and other factors, these repurchases may be commenced or suspended at any time or from time to time without prior notice. Funds for the repurchases are expected to come from cash on hand or cash generated by operations.

During the second quarter of 2008, the Company repurchased approximately 535,000 shares of common stock at a total cost of $32.8 million. There are currently no specific plans for the shares that have been or may be purchased under the program.

As of August 1, 2008, Charles River had approximately 67.8 million shares of common stock outstanding.

Webcast

Charles River Laboratories has scheduled a live webcast on Wednesday, August 6, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share from continuing operations, which exclude amortization of intangible assets and other charges related to our acquisitions, charges related to the disposition of our Worcester facility, an impairment of our Vaccine business in Mexico, the impact of the revaluation of a deferred tax asset as a result of changes to a Massachusetts tax law, and gains attributable to the curtailment of our U.S. pension plan. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding our projected 2008 sales and earnings; the future demand for drug discovery and development products and services, including the outsourcing of these services; the impact of specific actions intended to improve overall operating efficiencies and profitability; the timing of the opening of new and expanded facilities; our future stock purchase activities; future cost reduction activities by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales growth. In addition, these statements include the intended acquisition of NewLab and the expected impact on our revenues and earnings. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully consummate the acquisition of NewLab; a decrease in research and development spending, a decrease in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 20, 2008, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our more than 8,800 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Total net sales	$352,134	$307,435	$689,819	$598,634
Cost of products sold and services provided	214,147	186,479	421,455	362,105
Gross margin	137,987	120,956	268,364	236,529
Selling, general and administrative	61,064	56,092	120,370	109,109
Amortization of intangibles	7,600	8,139	15,171	15,994
Operating income	69,323	56,725	132,823	111,426
Interest income (expense)	(1,207)	(2,595)	(1,873)	(4,654)
Other income (expense)	(267)	(1,069)	(1,104)	(920)
Income before income taxes and minority interests	67,849	53,061	129,846	105,852
Provision for income taxes	17,920	15,101	34,846	30,411
Income before minority interests	49,929	37,960	95,000	75,441
Minority interests	258	(119)	341	(373)
Income from continuing operations	50,187	37,841	95,341	75,068
Loss from discontinued businesses, net of tax	-	115	-	(349)
Net income (loss)	$50,187	$37,956	$95,341	$74,719

Earnings (loss) per common share
Basic:
Continuing operations	$0.75	$0.57	$1.41	$1.13
Discontinued operations	$-	$-	$-	$(0.01)
Net income	$0.75	$0.57	$1.41	$1.12
Diluted:
Continuing operations	$0.71	$0.55	$1.35	$1.10
Discontinued operations	$-	$-	$-	$(0.01)
Net income	$0.71	$0.55	$1.35	$1.10

Weighted average number of common shares outstanding
Basic	67,328,432	66,830,155	67,416,639	66,587,863
Diluted	70,363,643	68,517,657	70,464,092	67,971,898

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	June 28, 2008	December 29, 2007
Assets
Current assets
Cash and cash equivalents	$262,438	$225,449
Trade receivables, net	240,009	213,908
Inventories	93,602	88,023
Other current assets	80,328	79,477
Current assets of discontinued businesses	563	1,007
Total current assets	676,940	607,864
Property, plant and equipment, net	826,835	748,793
Goodwill, net	1,121,900	1,120,540
Other intangibles, net	135,512	148,905
Deferred tax asset	65,342	89,255
Other assets	60,382	85,993
Long-term assets of discontinued businesses	4,187	4,187
Total assets	$2,891,098	$2,805,537

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$210,042	$25,051
Accounts payable	43,523	36,715
Accrued compensation	52,517	53,359
Deferred revenue	94,889	102,021
Accrued liabilities	72,792	61,366
Other current liabilities	26,293	23,268
Current liabilities of discontinued businesses	719	748
Total current liabilities	500,775	302,528
Long-term debt	312,260	484,998
Other long-term liabilities	128,980	154,044
Total liabilities	942,015	941,570
Minority interests	3,208	3,500
Total shareholders’ equity	1,945,875	1,860,467
Total liabilities and shareholders’ equity	$2,891,098	$2,805,537

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Research Models and Services
Net sales	$172,848	$143,803	$341,444	$286,871
Gross margin	76,429	63,109	152,685	126,763
Gross margin as a % of net sales	44.2%	43.9%	44.7%	44.2%
Operating income	52,199	45,268	108,012	92,289
Operating income as a % of net sales	30.2%	31.5%	31.6%	32.2%
Depreciation and amortization	7,016	5,663	13,675	11,232
Capital expenditures	23,510	10,688	33,656	17,772

Preclinical Services
Net sales	$179,286	$163,632	$348,375	$311,763
Gross margin	61,558	57,847	115,679	109,766
Gross margin as a % of net sales	34.3%	35.4%	33.2%	35.2%
Operating income	28,849	27,426	52,117	50,870
Operating income as a % of net sales	16.1%	16.8%	15.0%	16.3%
Depreciation and amortization	16,004	15,569	31,678	29,913
Capital expenditures	40,667	38,724	70,225	69,564

Unallocated Corporate Overhead	$(11,725)	$(15,969)	$(27,306)	$(31,733)

Total
Net sales	$352,134	$307,435	$689,819	$598,634
Gross margin	137,987	120,956	268,364	236,529
Gross margin as a % of net sales	39.2%	39.3%	38.9%	39.5%
Operating income (loss)	69,323	56,725	132,823	111,426
Operating income as a % of net sales	19.7%	18.5%	19.3%	18.6%
Depreciation and amortization	23,020	21,232	45,353	41,145
Capital expenditures	64,177	49,412	103,881	87,336

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Research Models and Services
Net sales	$172,848	$143,803	$341,444	$286,871
Operating income	52,199	45,268	108,012	92,289
Operating income as a % of net sales	30.2%	31.5%	31.6%	32.2%
Add back:
Amortization related to acquisitions	594	371	1,128	745
Impairment and other charges	634	-	634	-
Operating income, excluding specified charges (Non-GAAP)	$53,427	$45,639	$109,774	$93,034
Non-GAAP operating income as a % of net sales	30.9%	31.7%	32.1%	32.4%

Preclinical Services
Net sales	$179,286	$163,632	$348,375	$311,763
Operating income	28,849	27,426	52,117	50,870
Operating income as a % of net sales	16.1%	16.8%	15.0%	16.3%
Add back:
Amortization related to acquisitions	7,006	7,768	14,043	15,249
Impairment and other charges	2,187	863	2,873	1,682
Operating income, excluding specified charges (Non-GAAP)	$38,042	$36,057	$69,033	$67,801
Non-GAAP operating income as a % of net sales	21.2%	22.0%	19.8%	21.7%

Unallocated Corporate Overhead	$(11,725)	$(15,969)	$(27,306)	$(31,733)
Add back:
Stock-based compensation related to Inveresk acquisition	-	18	-	88
Pension curtailment	(3,276)	-	(3,276)	-
Unallocated corporate overhead, excluding specified charges (Non-GAAP)	$(15,001)	$(15,951)	$(30,582)	$(31,645)

Total
Net sales	$352,134	$307,435	$689,819	$598,634
Operating income	69,323	56,725	132,823	111,426
Operating income as a % of net sales	19.7%	18.5%	19.3%	18.6%
Add back:
Amortization related to acquisition	7,600	8,139	15,171	15,994
Stock-based compensation related to Inveresk acquisition	-	18	-	88
Impairment and other charges	2,821	863	3,507	1,682
Pension curtailment	(3,276)	-	(3,276)	-
Operating income, excluding specified charges (Non-GAAP)	$76,468	$65,745	$148,225	$129,190
Non-GAAP operating income as a % of net sales	21.7%	21.4%	21.5%	21.6%

Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net income (loss)	$50,187	$37,956	$95,341	$74,719
Less: Discontinued operations	-	(115)	-	349
Net income from continuing operations	50,187	37,841	95,341	75,068
Add back:
Amortization related to acquisitions	7,600	8,139	15,171	15,994
Stock-based compensation related to Inveresk acquisition	-	18	-	88
Impairment and other charges	2,821	863	3,507	1,682
Pension curtailment	(3,276)	-	(3,276)	-
Tax effect	(1,962)	(3,061)	(4,567)	(5,845)
Net income from continuing operations, excluding specified charges (Non-GAAP)	$55,370	$43,800	$106,176	$86,987

Weighted average shares outstanding - Basic	67,328,432	66,830,155	67,416,639	66,587,863
Effect of dilutive securities:
2.25% senior convertible debentures	1,454,072	203,034	1,438,261	-
Stock options and contingently issued restricted stock	1,271,120	1,350,004	1,318,566	1,250,385
Warrants	310,019	134,464	290,626	133,650
Weighted average shares outstanding - Diluted	70,363,643	68,517,657	70,464,092	67,971,898

Basic earnings (loss) per share	$0.75	$0.57	$1.41	$1.12
Diluted earnings (loss) per share	$0.71	$0.55	$1.35	$1.10

Basic earnings per share, excluding specified charges (Non-GAAP)	$0.82	$0.66	$1.57	$1.31
Diluted earnings per share, excluding specified charges (Non-GAAP)	$0.79	$0.64	$1.51	$1.28

Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.

CONTACT:
Charles River Laboratories International, Inc.
Investor Contact:
Susan E. Hardy, 781-222-6190
Corporate Vice President, Investor Relations
or
Media Contact:
Amy Cianciaruso, 781-222-6168
Associate Director, Public Relations